Exhibit 99.1

ABM Names Quincy Allen to its Board of Directors

NEW YORK, NY – February 10, 2021 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced that its Board of Directors has elected Quincy Allen, former Chief Marketing Officer, IBM Cloud, as an independent director.

Sudhakar Kesavan, Chairman of the Board of Directors of ABM, said: “We are pleased to have Quincy join the Board of Directors. His extensive operational and technology experience, coupled with his background in business development, is particularly relevant to ABM as the company continues to pursue best-in-class facilities services solutions, while evolving its IT strategy.”

“Quincy’s impressive experience transforming and growing businesses across a wide variety of end markets will be a tremendous asset to our Board,” said Scott Salmirs, President and Chief Executive Officer of ABM. “I look forward to working closely with him in support of our mission and vision in the years to come.”

Most recently, Mr. Allen held the role of Chief Marketing Officer of IBM Cloud at IBM Corporation from 2015 to 2018. Prior to IBM, he served as Chief Marketing and Strategy Officer at Unisys from 2012 to 2015, where he helped develop new service businesses, positioning the company as a leader in IT services and products with a differentiated focus on mission critical solutions. Prior to Unisys, he served as the Chief Executive Officer for Vertis Communications from 2009 to 2010. Mr. Allen also spent 27 years at Xerox, progressively holding leadership roles such as Vice President, Worldwide Customer Services Strategy, Senior Vice President, North American Services and Solutions, and eventually, President, Production Systems Group. Mr. Allen serves on the Board of Directors of ODP Corporation (Office Depot), and previously served on the boards of NCR Corporation and Gateway Inc. Mr. Allen earned a bachelor’s degree from Northeastern University and an MBA from the University of Rochester.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.0 billion and more than 100,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Contact:

Media:

Nadeen Ayala

(347) 461-0324

nadeen.ayala@abm.com

Investor Relations and Treasury:

Susie A. Kim

(212) 297-9721

susie.kim@abm.com